EXHIBIT 10.1

CONFIDENTIAL TREATMENT

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2; THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

AMENDED AND RESTATED

AGREEMENT OF SALE

This Amended and Restated Agreement of Sale (the “Agreement”) is entered into on the 1st day of January 2005 between:

1.	Lyondell Chemie Nederland B.V. at Weenapoint D, Weena 762, 3014 DA Rotterdam, The Netherlands (“Seller”); and

2.	StyroChem Finland Oy having its registered office at P.O. Box 360, 06101 Porvoo, Finland (“Buyer”).

Whereas, Seller and Buyer entered into an Agreement of Sale dated January 1, 1998 (the “Original Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain quantities of Styrene Monomer T2, in accordance with the terms and conditions set forth therein; and

Whereas, Seller and Buyer have agreed to enter into this Amended and Restated Agreement of Sale, effective as of the date set forth above, to amend certain of the terms and conditions set forth in the Original Agreement, all as more fully set forth below.

Where this Agreement conflicts with the Original Agreement, this Agreement prevails.

The parties agree as follows:

1.	Sale and Purchase of Product – Specifications

1.1.	Seller shall sell and Buyer shall purchase the following product:

Styrene Monomer T2

Such product is hereinafter referred to as “Product”.

1.2.	The Product shall meet the specifications attached at Annex 1 hereto.

2.	Quantity

2.1	Buyer shall purchase and Seller shall sell the following quantities of Product +/- 5% at Buyer’s option:

2005	[ ] kt +/- 5%

2006	[ ] kt +/- 5%

2007	[ ] kt +/- 5%

2008	[ ] kt +/- 5%

2009	[ ] kt +/- 5%

Notwithstanding the foregoing, in the event of force majeure as set out in article 12 or Buyer being placed on Cash on Delivery (COD) or deliveries being suspended pursuant to Section 8.5 and 8.6, such volumes shall be proportionately reduced according to the duration of the force majeure or the period of COD or suspension as long as Buyer does not purchase Product from an alternative source on a COD basis, as applicable.

2.2	In the event that Buyer wishes to buy quantities of Product in excess of the quantities specified in section 2.1 in any one calendar year, Buyer shall place the additional order with Seller on or before [ ] of the preceding calendar year and Seller shall notify Buyer of its acceptance or rejection thereof on or before [ ] of the preceding calendar year. Buyer shall use its reasonable endeavours to take the Product in regular monthly quantities.

2.3	In addition to the annual quantities shown in 2.1 Buyer has the option to nominate up to [ ] tonnes of Product for delivery CIF Finland or FOB Channelview (INCOTERMS 2000) in each calendar quarter of the Agreement. Articles 4.1.and 4.2 will not apply to such additional quantities.

2.4.1	For deliveries CIF Finland, these quantities will be priced at [ ] plus actual freight paid for that delivery.

2.4.2	For deliveries FOB Channelview, these quantities will be priced at [ ].

2.4.3	Buyer must elect this option and provide Seller with a notice of required quantity and delivery date by [ ].

3.	Duration

This Agreement shall come into force on 1st January 2005 and shall continue for an initial period of five years. It shall continue thereafter unless and until terminated by either party giving not less than one calendar year prior written notice to the other party expiring on 31st December 2009 or anniversary thereof.

In the event that Buyer is acquired by a styrene producer who elects to bring its own styrene supply into Buyer’s plant(s), Buyer may, subsequent to its acquisition, serve limited notice of termination of this Agreement.

Under such limited notice, this Agreement will remain in full force throughout the 18 months period following closure date of the sale of the business whereby Buyer will purchase a minimum of [    ] tonnes of Product in regular monthly quantities during the 18 month period following closure of the sale of the business to such styrene producing buyer. Thereafter, the Agreement shall terminate.

Buyer will notify Seller of such potential sale of business once Buyer enters into a binding letter of intent to sell such business to a styrene producing buyer, who wants to bring their own Product into Buyer’s plant(s).

4.	Price and Rebate

4.1	The price for each tonne of the Product is the lowest of:

1)	(CRP[1] + [ ]) x [ ]

2)	[ ] x (CRP[1] +[ ]) + [ ] x [ ]

3)	(CRP[1] +[ ]) minus [ ] of Market Premium[2]

4)	(USGC CMAI market Contract low3) x [ ] plus freight to Rotterdam[4] plus freight from Rotterdam to Buyer’s specified destination[4]

5)	[ ] plus freight from the US Gulf coast to Rotterdam[4] plus freight from Rotterdam to Buyer’s specified destination[4].

Where:

1.	CRP is the agreed Customer Reference Price for the month of the bill of lading or, in the event of no agreement, is equal to [ ] for the month of the bill of lading.

2.	Market Premium is equal to (CRP + [ ]) minus COST[6] in EUR per tonne.

3.	USGC CMAI market contract low is found in the table ‘CMAI Aromatics Market Weekly’ of the CMAI Aromatics Market Report Weekly and is equal to the lower of the two numbers in the $/ton column of the CONTRACT group of columns in the row Styrene Contract – named month, in the UNITED STATES group of rows. The price of the Product is to be calculated using the most recent publication of the report having a publication date on or before the day before the date of the bill of lading.

4.	The cost of freight from the US Gulf coast to Rotterdam is set at [ ] USD/tonne for the first year of the Agreement and is based on shipments of [ ] tonne. The cost of freight from Rotterdam to Rauma is set at €[ ]/tonne for the first year of the Agreement. The cost of freight from Rotterdam to Porvoo is set at €[ ]/tonne for the first year of the Agreement. Seller will propose new freight rates for each route before the start of each Agreement year based on commitments from shippers. In the event that Buyer requires shipment to another port Seller will propose a rate on an ad hoc basis.

5.	USGC CMAI average spot is found in the table ‘CMAI Aromatics Market Weekly’ of the CMAI Aromatics Market Report Weekly and is equal to the average of the two numbers in the $/ton column in the SPOT group of columns in the row Styrene (8) – named month, in the UNITED STATES group of rows. Where the named month is the month of the bill of lading. The price of the Product is to be calculated using the most recent publication of the report having a publication date on or before the day before the date of the bill of lading.

6.	COST equals A+B+C+D+E

Where:

A = [    ] EUR/tonne in 2005 escalated at midnight on 31st December of each Agreement year for the following year at the inflation rate ‘CPI, alle huishoudens’, as published by the Dutch CBS.

B = [    ] EUR/MT (L/L0) fixed cash costs where

L = The latest wage index known on the last day of the relevant month as published by the Dutch CBS under the reference ‘Indexcijfers CAO lonen per maand, inclusief bijzondere belonging (2000 = 100) Chemische industrie, volwassenen’

L0 = 114 = The December 2004 index known on the last day of the relevant month as published by the Dutch CBS under the reference ‘Indexcijfers CAO lonen per maand, inclusief bijzondere belonging (2000 = 100) Chemische industrie, volwassenen

C = [    ] [€/MT] * (NG/NGo) variable cash cost, where:

NG = N.V. Nederlandse Gasunie quarterly price (GVS commodity, defined via formula F below) for natural gas, as published by Energiebeurs Bulletin, including any taxes, monthly fees or other charges expressed in [€cent/Nm3] of standard Groningen natural gas with a calorific value (HHV) of 35.17 [MJ/Nm3].

F = x * P + y * G + z [€cent/Nm3]

x = (11.21 / 500)

y = (15.10 / 500)

z = 1.975

P = P6-0-3 = 6 months average of Platt’s 1% Sulfur Fuel Oil quotation in the period directly preceding the quarter [€/MT]

G = G6-0-3 = 6 months average of Platt’s Gas Oil quotation in the period directly preceding the quarter [€/MT]

Definitions of P and G, and conversion rules from $ to € will be taken from Gasunie’s Algemene Voorwaarden

NGo = 13.133 [€cent/Nm3)

D = [    ] x average of the Price Range shown for ETHYLENE (CP) FD N.W.E valid for the month of the bill of lading as published in the FEEDSTOCK PRICES table of the weekly Styrene (Europe) report by ICISLOR in EUR/MT.

E = [    ] x the average of the Price Range shown for BENZENE (CP) FOB N.W.E valid for the month of the bill of lading as published in the FEEDSTOCK PRICES table of the weekly Styrene (Europe) report by ICISLOR in EUR/MT

All currencies are to be converted to EURO at the average rate of the month prior to the bill of lading as published by the European Central Bank at its website www.ecb.int.

In the event that any of the foregoing reference publications cease to exist or cease to contain any of the data necessary to determine the reference price(s) in question, or if any of the publications change the basis for determination of any of such data in a manner which is adverse to either of the parties hereunder, then the reference price in question will be based on such alternative index as most closely approximates the applicable index as constituted on the date of this Agreement and is reasonably acceptable to the parties hereto.

4.2	Buyer shall be entitled to an annual volume rebate of [ ]% of the total invoiced volume save that in the event of force majeure as set out in article 12 or Buyer being placed on COD or deliveries being suspended pursuant to Section 8.5 and 8.6, such volumes shall be proportionately reduced according to the duration of the force majeure or the period of COD or suspension, as applicable. Seller will issue a credit note in [ ] of the following year which can be offset by Buyer against payment of the December delivery of the previous year.

5.	Mode of Delivery

The Product shall be delivered by vessel typically in lots of 2,500 – 3,000 tonne to Porvoo or Rauma. In the event that Seller is required to pay freight charges in excess of [    ]/tonne from Rotterdam to Porvoo or Rauma as a result of smaller shipment sizes or deviations upon Buyer’s request, Buyer shall pay the excess charge.

6.	Delivery Terms

6.1	The Product shall be delivered CIF Rauma (Incoterms 2000) or CIF Porvoo (Incoterms 2000) unless article 6.2 applies.

6.2	If the Price for the Product is as set out in article 4.1, 4) or article 4.1.5) above and Buyer and Seller fail to agree the freight charges, the Product shall be delivered FOB USGC Channelview (Incoterms 2000).

6.3	In the event that at the time a vessel is to be loaded Buyer has not met Buyer’s credit obligations Seller is not obliged to load such vessel and Buyer is obliged to reimburse Seller for all reasonable, direct out-of-pocket damages incurred by Seller in cancelling such shipment.

7.	Taxes

The Buyer shall pay to the Seller in addition to the price herein provided any sales tax and/or value added tax (BTW) tax or equivalent thereof that might currently or in the future be imposed by any government authority with respect to the sale of the Product by Seller to Buyer.

8.	Payment – Credit

8.1	At the time of shipment, Seller shall send Buyer a provisional invoice in Euros estimating the price for the relevant shipment.

8.2	At the end of any calendar month, Seller shall provide Buyer with a final invoice in Euros for deliveries made during that month.

8.3	Payment must be made by bank transfer [ ].

8.4	If Buyer does not pay any amount which Buyer owes on the basis of the above Seller shall be entitled to payment of interest on the amount of all Seller’s claims which are overdue in the amount of [ ]% per month or part of a month during which Buyer remains in default. This interest obligation is also effective for all interest which is due for longer than a year.

8.5	If Buyer fails to pay Seller in accordance with the above terms, then Seller at its option and without prejudice to its other rights and remedies may (i) terminate this Agreement forthwith and without notice if Buyer fails to cure such payment obligations within 30 days of notice of default (ii) suspend deliveries until all indebtedness that is due and payable is paid in full and/or (iii) place Buyer on a cash-on-delivery basis. In the event of default in payment Buyer shall pay Seller’s reasonable out of pocket costs of collection including but not limited to reasonable attorneys’ fees.

8.6	If in the sole and reasonable opinion of Seller the financial standing of Buyer is impaired or unsatisfactory deliveries may be suspended or Buyer may be placed on cash-on-delivery status until arrangements are made for security satisfactory to Seller or at Seller’s option until all of Buyer’s indebtedness to Seller is paid in full.

8.7	Except as provided in article 4.2 no prompt payment or other type of discount applies and all payments under this Agreement shall be made at the full invoiced amount.

8.8	Loading of new orders is conditional upon Buyer’s credit account with Seller having sufficient free credit limit for the quantity ordered.

9.	Shipments

9.1	Buyer shall place individual orders and give shipping instructions at the latest [ ] days prior to the desired loading date. Seller will secure a vessel with a [ ] day laycan period. Such laycan can commence at earliest on [ ] day after the shipping instruction or later agreed date. Within [ ] days of the confirmation of the laycan Seller will reconfirm the laycan as a [ ] day period with the [ ] days previously specified. Subject to weather conditions and safe navigation permitting, the vessel will arrive at the first or only port of discharge within [ ] days of the first day of the reconfirmed laycan. In the event of a second discharge, again subject to weather conditions and safe navigation permitting, and further subject to there being no delays at the first discharge port, the vessel will arrive at the second discharge port within [ ] days of the first day of the reconfirmed laycan.

9.2	Buyer shall promptly receive and unload shipments (Buyer to include Sundays and Holidays (SHINC)) and pay all demurrage rental and other charges resulting from Buyer’s delay in receiving or unloading the Product.

Buyer has the following time available for discharge:

For [    ] tonnes parcel – [    ] hours

For [    ] tonnes parcel – [    ] hours

For [    ] tonnes parcel – [    ] hours

For [    ] tonnes parcel – [    ] hours

For [    ] tonnes parcel – [    ] hours

For parcel sizes above [    ] tonnes a minimum discharge rate of [    ] tonnes per hour is required.

Available time not used by Seller during loading is available to Buyer at discharge (Reversible)

If Buyer nominates a parcel size between the parcel sizes set out above, the time available for discharge is to be prorated for cargo quantities falling between the above matrix parcel sizes.

The applicable demurrage rates during the agreement period are:

Vessels up to [    ] tonnes DWT – EUR [    ] per day pro rata

Vessels [    ] – [    ] tonnes DWT – EUR [    ] per day pro rata

Vessels [    ] – [    ] tonnes DWT – EUR [    ] per day pro rata

Vessels above [    ] tonnes DWT – EUR [    ] per day pro rata

9.3	Shipments shall not be diverted or reconsigned by Buyer without the prior written consent of Seller.

9.4	In case of CIF sales, the International Code for Security of Ships and of Port Facilities (ISPS) compliance of the loading berth, the vessel, the loading port and the unloading port shall be Seller’s responsibility. ISPS compliance of the discharging berth shall be Buyer’s responsibility. Buyer shall fully indemnify Seller for any additional costs incurred by Seller associated with ISPS compliance during the discharging of product and for any losses or damages incurred by Seller as a result of non compliance during discharging of the product.

10.	Transfer of Title

Title to the Product shall transfer upon delivery to Buyer.

11.	Risk of Loss – Liability

Risk of loss in connection with the Product shall pass from Seller to Buyer as specified in the Incoterms 2000. Liability in connection with the Product shall pass from Seller to Buyer at the same time as the risk of loss.

12.	Force Majeure

12.1	When either party’s ability to manufacture or deliver or receive Product or to otherwise perform under this Agreement (other than Buyer’s obligation or ability to make payment for Product delivered under this Agreement) is impeded restricted or affected (A) by any cause beyond such Party’s reasonable control such as but not limited to (i) fire, explosion, flood, storm, earthquake, tidal wave, war, military operation, national emergency, civil commotion or other event of the type of the foregoing (ii) any strike or other difference with workers or unions (without regard to the reasonableness of acceding to the demands of such workers or unions) (iii) any governmental law, regulation, decree, order or similar act or (iv) any shortage in supplies of or impairment in the facilities of production, manufacture, transportation or distribution of either party attributable to (a) mechanical or other breakdown or failure (b) the order, requisition, request, or recommendation of any governmental agency or acting governmental authority or either party’s compliance therewith (c) governmental proration, regulation or priority or (d) the inability of Seller to obtain on terms deemed to be reasonable any feedstock or other raw material (including energy) or (B) by any cause beyond such party’s reasonable control similar or dissimilar to any aforementioned cause then the party whose ability is so impeded restricted or affected shall have the right by notice to the other party to reduce or suspend in part or in full deliveries or receipt of Product hereunder for the period during which such cause persists.

12.2	For the purpose of the application and interpretation of the provisions of this Article it is expressly deemed that all Product is to be produced at Seller’s own facilities. If Seller’s ability to supply Buyer with Product from Seller’s facility is impeded restricted or affected by one or more of the aforesaid causes then Seller shall use its reasonable efforts to supply Product from its worldwide production capacity. Seller shall not be under the obligation to purchase or obtain the Product for Buyer on the open market or from other producers or suppliers of the Product.

However in the event that Seller should nevertheless decide to purchase or obtain Product on the open market or from other producers or suppliers of Product then any such purchase or obtaining of Product shall not create a continuing obligation for Seller to do so.

12.3	Seller’s obligation to sell Product is subject to modification and reduction in accordance with any present or future allocation programme of any governmental authority.

12.4	Notwithstanding the other provisions of this article, if Seller’s ability to manufacture or deliver Product is impeded, restricted, or affected by force majeure for a period exceeding six (6) months, then Buyer shall be entitled, by written notice to Seller, to terminate the Agreement without any further action or formality being required.

13.	Claims

13.1	All claims of Buyer with respect to the quality or quantity of Products sold and delivered pursuant to this Agreement shall be deemed waived and forever barred unless Buyer notifies Seller of the nature and details of the claim in writing within thirty days after the defect could have reasonably been detected. Any such claim that is not asserted as a claim counterclaim defence or set-off in a judicial proceeding instituted within one year after Seller’s written denial thereof shall be forever waived barred and released.

13.2	If the Product meets the specifications set out in Annex 1 Buyer assumes all risk and responsibility for the handling of any Product for the results obtained by the use of any Product in manufacturing processes or otherwise or for the results obtained by the use of any Product in combination with other substances irrespective of the fact that such use or any handling of such Product may be in accordance with any description advice or suggestion of Seller. If any description advice or suggestion is given it is given and accepted at Buyer’s risk and Seller shall not be responsible or liable therefore or for the results thereof.

14.	Product Hazards

Buyer acknowledges receipt of Seller’s Material Safety Data Sheets for Product and is aware of the hazards or risks in handling or using Product. Buyer shall fully inform its employees, agents, contractors and customers who handle use buy or may be exposed to any Product or such Product’s hazards or risks and shall hold Seller harmless from all claims by its employees and such other third parties for compensation for damages caused by the Product to the extent such damage is addressed in the Material Safety Data Sheets. Buyer shall provide copies of Seller’s Material Safety Data Sheets and any updates furnished by Seller to all such employees, agents, contractors and customer and Buyer shall conspicuously post the Material Safety Data Sheets throughout the area of Buyer’s plants or premises where exposure to any Product may occur.

15.	Warranties

15.1	Seller warrants that all Product shall meet the specifications established in this Agreement.

15.2	Seller warrants that all product shall be delivered free of the rightful claim by anyone of infringement of any patent or other right.

15.3	Seller makes no other express or implied warranty, statutory or otherwise, concerning any product including without limitation any warranty of fitness for a particular purpose, any warranty of merchantability or any warranty as to quality or correspondence with any description or sample. Seller does not warrant against any claim of infringement of any patent based on (1) combinations of any product with other materials or (2) the use of any product in the operation of any process.

16.	Limitation of Damages

Buyer’s exclusive remedy for any and all losses or damages resulting from the sale of Product under this Agreement, including but not limited to any allegation of breach of warranty, breach of Agreement, negligence or strict liability shall be limited at Buyer’s option to either the return of the purchase price or the replacement of the particular product for which a claim is made and proved, plus reasonable out of pocket expenses.

17.	Further Limitation of Damages

In no event shall either party be liable for any special, consequential, incidental or indirect losses or damages attributable to the sale of Product under this Agreement or to any other matter arising out of or in connection with this Agreement except that Seller shall be liable for all reasonable expenses (including reasonable legal fees) incurred by Buyer in collecting amounts due from Seller under the terms of this Agreement or in enforcing any other rightful claims Buyer may have under the terms of this Agreement.

18.	Default

If either party does not perform, does not timely perform, or does not properly perform one or more of its material obligations within thirty (30) days after written notification from the other party, is declared bankrupt, applies for a moratorium of payment, starts to liquidate its business, or makes a general arrangement for the benefit of its creditors, the other party shall be entitled to suspend its obligations until arrangements are made for security satisfactory to such other party or until all indebtedness to such other party is paid in full or at such other party’s option to terminate the Agreement by giving notice of termination without judicial intervention and without a term of notice.

19.	Confidentiality

Unless otherwise agreed between the Parties and subject to applicable law and regulation, any information exchanged between Buyer and Seller pursuant to this Agreement including the content of this Agreement is strictly confidential and shall neither be communicated to any third Party nor be used for other purposes than the performance of this Agreement.

20.	General

20.1	This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Buyer and the successors and assigns of Seller but shall not be assigned by either party except to an affiliate without the prior written consent of the other Party.

20.2	This Agreement is to be construed in accordance with English law. Any dispute arising from this Agreement shall be submitted to the competent Court in London England.

20.3	No amendment addition to modification or waiver of all or any part of this Agreement shall be of any force or effect unless in writing and signed by Seller and Buyer. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgement written in connection with this Agreement conflict then the provisions of this Agreement shall prevail.

20.4	The applicability of any conditions of Buyer or Seller other than those set forth herein is expressly rejected.

20.5	Any notice required or permitted under this Agreement shall be given by letter telex or telefax to the Parties as follows:

To Buyer:	StyroChem Finland OY
Attention of: Mr Henrik Akermark
PO Box 360
FIN-0601 Porvoo
Finland

With copy to:	StyroChem U.S. Inc.
Attention of: Mr Thomas Springer
7980 West Buckeye Road
Phoenix AZ 85043

To Seller:	Lyondell Chemie Nederland B.V.
Attention of: Business Manager Styrene and Aromatics, Europe
Weenapoint D
Weena 762
3014 DA Rotterdam
The Netherlands

IN WITNESS WHEREOF Seller and Buyer have executed this Agreement in counterparts as of the date first above written.

LYONDELL CHEMIE NEDERLAND B.V.

By:	[signature illegible]
Title:	Director

STYROCHEM FINLAND OY

By:	/s/ Michael T. Kennedy
Title:	Director

ANNEX 1

EUROPE SALES SPECIFICATION
[Graphic Omitted] LYONDELL

Material Number:	11084
Product Name:	Styrene Monomer

Test Description	Specification Limits		Unit of Measure	Test Method
	Minimum	Maximum
Source Tank	Report
Miscellaneous Text	Report
Lot Number	Report
Styrene Monomer assay	99.80		weight %	ASTM5135
Ethylbenzene		100	ppm	ASTM5135
Color, Pt-Co		10	APHA Color	ASTM1209
Polymer		10	ppm	ASTM2121
Aldehydes as Benzaldehyde		100	ppm	ASTM2119
t-Butyl Catechol	10	15	ppm	ASTM4590
Peroxides (as H202)		30	ppm	ASTM2340
Water		200	weight ppm	ASTME203
Benzene		1	ppm	LCC5500
TYPICAL VALUES	Report
Chlorides as CI		5	ppm	ASTM5808
Sulfur		5	ppm	ASTM3961
Specific Gravity @20/4 deg. C	0.905	0.908		ASTM4052

Issue or Revision Date:	03/29/2005	Spec Version Number: 4

Material Number	11084

This report has been generated from our business computing system and lists those properties our company evaluates in conducting batch selection decisions. This report may also contain typical properties and their expected values. This report may not cover your entire specification, which may include requirements for packaging, shipping, storage, delivery, etc.

The Information in this bulletin is believed to be accurate and current as of the date of publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for the customer’s specific use. Lyondell Chemical Company and its affiliates and subsidiaries make no warranties, express or implied, regarding the product or any information contained herein.

The applicable Material Safety Data Sheet should be reviewed before handling the Lyondell product. Lyondell Chemical Company and its affiliates and subsidiaries disclaim any liability against infringement of any patent by reason of customer’s use of any Lyondell Chemical Company products in combination with other materials or in any process.

For Further Questions, Please Contact your Customer Service Representative

France/Portugal:	00.31.10.275.5614	Italy:	00.31.10.275.5621	Spain:	00.31.10.275.5661	Oxyfuels:	00.31.10.275.5698

Middle East/Africa:	00.31.10.275.5712	Benelux:	00.31.10.275.5642	UK/Scandinavia:	00.31.10.275.5673

Germany/Switzerland:	00.31.10.275.5626
The information on this report is valid as of 03/29/2005 LNL